EXHIBIT 1


                      JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of Common Stock, par value $.01 per share, of Lexington Healthcare Group, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Date: May 13, 1998



                                       /s/ Jack Friedler
                                       Jack Friedler




                                       /s/ Harry Dermer
                                       Harry Dermer




                                       /s/ Mary Archambault
                                       Mary Archambault